                                                                                                                                         Exhibit (j)(1)

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in this Post-Effective Amendment No. 70 to
Registration Statement No. 02-42722 on Form N-1A of our report dated August 15, 2008, relating to the financial statements and financial highlights of Eaton Vance Series Trust II (the
“Trust”), including Eaton Vance Tax-Managed Emerging Markets Fund appearing in the Annual
Report on Form N-CSR of the Trust for the year ended June 30, 2008, and to the references to us under the headings "Financial Highlights" in the Prospectus and "Independent Registered Public
Accounting Firm" in the Statement of Additional Information, which are part of such
Registration Statement.

/s/ Deloitte & Touche LLP

Boston, Massachusetts October 27, 2008